EXHIBIT 99.1

Complete Genomics Reports Second Quarter 2012 Results

MOUNTAIN VIEW, Calif., Aug. 8, 2012 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM), the whole human genome sequencing company, today announced financial results for its fiscal quarter ended June 30, 2012.

Second Quarter 2012 Results

  We delivered data for approximately 2,200 genomes, including approximately 100 non-revenue generating genomes for our clinical validation study with the Mayo Clinic and our cancer grant programs.
  We recognized revenue for more than 2,100 genomes, including approximately 200 genomes that had shipped but were awaiting recognition at the end of the first quarter.
  Revenue was $8.7 million, compared to $5.9 million in the second quarter of 2011.
  Costs and operating expenses were $26.8 million, compared to $20.8 million in the second quarter of 2011.
  Net loss was $18.8 million, compared to $16.0 million in the second quarter of 2011.

"In addition to servicing our existing research customers, we made significant progress in establishing our clinical offering," said Dr. Clifford Reid, chairman, president and CEO of Complete Genomics. "At the end of July, we submitted our application for a CLIA license to operate a clinical laboratory and expect to receive our license in the coming months."

In the second quarter of 2012, we recorded $8.1 million in expenses related to costs of services, compared to $6.1 million in the second quarter of 2011. Research and development expenses were $8.9 million during the second quarter of 2012, compared to $8.0 million in the second quarter of 2011. Sales and marketing expenses were $4.6 million during the second quarter of 2012, compared to $3.1 million in the second quarter of 2011. General and administrative expenses were $3.6 million during the second quarter of 2012, compared to $3.5 million in the second quarter of 2011.

In the second quarter of 2012 we also incurred $1.5 million of costs associated with the restructuring announced during the quarter and which are included in our net loss of $18.8 million.

We ended the second quarter 2012 with $43.3 million in cash, cash equivalents, and short-term investments and $0.5 million in restricted cash.

The company's backlog as of June 30, 2012 was approximately 4,600 revenue generating genomes, including approximately 1,000 genomes booked in the second quarter, representing an aggregate revenue potential of approximately $22 million. In the third quarter, we expect to deliver over 2,200 genomes to revenue and non-revenue generating customers.

Other Highlights

  Median call rate was more than 96% of the genome and more than 98% of the exome for the genomes sequenced during the second quarter.
  In July, Nature published a paper describing our Long Fragment Read (LFR) technology. This technology provides much higher accuracy sequencing (one error in 10 million base pairs, or just 600 errors in an entire human genome) and we believe it will set the standard for clinical-grade genomes.
  In July, we announced that we will bundle the Ingenuity Variant Analysis application with our research whole genome sequencing services. This bundled solution will enable research customers to rapidly analyze and interpret biologically-relevant genetic variations and provide researchers with a fully-integrated, sample-to-insight workflow.
  Later this month, we plan to lower the DNA input requirement for our service from 7.5 µg to 3.5 µg, reducing one of the major constraints facing researchers wanting to use whole human genome sequencing (WHGS).

We will not be hosting a conference call to discuss our financial results for the second quarter, due to our ongoing review of strategic alternatives with our financial advisor Jefferies & Company, Inc.

About Complete Genomics

Through its pioneering sequencing-as-a-service model, Complete Genomics provides the most accurate whole human genomes available today. The ease of use and power of Complete's advanced informatics and analysis systems provide genomic information needed to better understand the prevention, diagnosis, and treatment of diseases. Additional information can be found at http://www.completegenomics.com.

Caution Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding obtaining a CLIA license to operate a clinical laboratory, potential revenue from order backlog, genome shipments, the impact of LFR, the benefits of combining our services with the Ingenuity Variant Analysis application, and opportunities for sequencing in cancer research. These forward-looking statements are based on management's current expectations, are not guarantees of future performance, and involve certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and these forward looking statements. These risk and uncertainties include, but are not limited to, delays or difficulties in obtaining a CLIA license for our sequencing operation, maintaining customer relationships, the timing of sample arrivals from customers, delays in sequencing or customer acceptance of sequencing data, our ability to commercialize LFR, whether the Ingenuity Variant Analysis application proves to be a useful tool to researchers, and whether reduced sample size requirements increase opportunities for sequencing services, as well as other risks detailed in our most recent Annual Report on Form 10-K (filed with the SEC on March 9, 2012), our most recent Quarterly Report on Form 10-Q (filed with the SEC on May 9, 2012) and the Quarterly Report on Form 10-Q we expect to file the SEC on or about August 8, 2012. We disclaim any obligation to update information contained in our forward-looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$ 8,693	$ 5,865	$ 12,601	$ 12,698

Cost and expenses:
Cost of revenue	8,122	6,122	13,420	12,704
Research and development	8,946	8,028	17,639	14,836
Sales and marketing	4,642	3,138	9,895	5,838
General and administrative	3,581	3,468	7,717	6,248
Restructuring charges	1,496	--	1,496	--
Total cost and expenses	26,787	20,756	50,167	39,626

Loss from operations	(18,094)	(14,891)	(37,566)	(26,928)

Interest expense	(735)	(810)	(1,499)	(1,150)
Interest and other income (expense), net	2	(258)	6	(341)

Net loss	$ (18,827)	$ (15,959)	$ (39,059)	$ (28,419)

Net loss per share — basic and diluted	$ (0.55)	$ (0.56)	$ (1.16)	$ (1.05)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	34,079,053	28,290,470	33,780,754	27,131,605

Comprehensive loss	$ (18,827)	$ (15,959)	$ (39,059)	$ (28,419)

Complete Genomics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$ 39,258	$ 77,074
Investments	4,000	6,000
Accounts receivable, net	7,139	6,488
Inventory	7,628	4,121
Prepaid expenses	1,663	1,141
Other current assets	77	341
Total current assets	59,765	95,165
Property and equipment, net	34,222	33,592
Other assets	1,196	1,446
Total assets	$ 95,183	$ 130,203

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 6,493	$ 5,363
Accrued liabilities	5,806	5,400
Notes payable, current	21,608	7,099
Deferred revenue	9,783	10,026
Total current liabilities	43,690	27,888
Notes payable, net of current	--	16,162
Deferred rent, net of current	3,117	3,539
Total liabilities	46,807	47,589

Stockholders' Equity
Preferred stock	--	--
Common stock	34	33
Additional paid-in capital	298,597	293,777
Accumulated deficit	(250,255)	(211,196)
Total stockholders' equity	48,376	82,614
Total liabilities and stockholders' equity	$ 95,183	$ 130,203

CONTACT: For more information, contact:

         Complete Genomics, Inc.
         Scott Sandler
         Investor Relations
         (650) 943-2788
         ssandler@completegenomics.com